Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statements (Form S-8 Nos. 333-273518 and 333-286263) pertaining to the 2023 Equity Incentive Plan and the 2023 Employee Share Purchase Plan of SharkNinja, Inc., and
(2)Registration Statement (Form F-3 No. 333-289729) of SharkNinja, Inc.;

of our reports dated March 2, 2026, with respect to the consolidated financial statements of SharkNinja, Inc. and the effectiveness of internal control over financial reporting of SharkNinja, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 2, 2026